EXHIBIT 11

                     COMPUTATIONS OF EARNINGS PER SHARE

                                         Three Months Ended
                                             March 31,
                                         1998         1997
                                      -----------   -----------
Loss from continuing operations      $(11,558,689)  $(3,116,364)
Loss from discontinued operations               0             0
                                      -----------   ------------
Net Loss                             $(11,558,669)  $(3,116,364)
                                      ============  ============
Basic and Diluted Weighted
Average Shares Outstanding             10,409,044    10,225,746

Basic and diluted net loss per share:
 Loss from continued operations       $    (1.11)   $    (0.30)
 Loss from discontinued operations          0.00          0.00
                                      -----------   -----------
Net Loss                              $    (1.11)   $    (0.30)
                                      ===========   ===========